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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-119274 on Form S-3 of our report dated March 8, 2005, relating to the financial statements of priceline.com Incorporated and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of priceline.com Incorporated for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
July 20, 2005

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  Exhibit 23.1